Exhibit 10.51

Execution Version

Employment Agreement

This Employment Agreement (this “Agreement”), dated as of May 2, 2013 (the “Effective Date”), is made by and between Coatings Co. U.S. Inc., a Delaware corporation (together with any successor thereto, the “Company”), and Steven R. Markevich (the “Executive”) (collectively referred to herein as the “Parties”).

RECITALS

A.	Flash Bermuda Co. Ltd., a Bermuda exempted limited liability company (“Parent”) has entered into a Purchase Agreement dated as of August 30, 2012 with E.I. du Pont de Nemours and Company, a Delaware corporation (the “Purchase Agreement”).

B.	It is the desire of the Company to assure itself of the services of Executive as of the Effective Date and thereafter by entering into this Agreement.

C.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.	Employment.

(a) General. Effective as of the Effective Date, the Company shall employ Executive and Executive shall remain in the employ of the Company, for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b) Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date, and ending on the third anniversary thereof, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless no later than sixty (60) days prior to the end of the applicable Term either party gives written notice of non-renewal (“Notice of Non-Renewal”) to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c) Position and Duties. Executive shall serve as Senior Vice President of the Company and President of OEM, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Chief Executive Officer (the “CEO”) or by the Board of Directors of Parent or its authorized committee (in either case, the “Board”). Executive’s principal place of employment shall be at the Company’s executive offices in Philadelphia, PA, provided that Executive shall also maintain an office in Detroit, MI. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the CEO or the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.	Compensation and Related Matters.

(a) Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $500,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such Annual Base Salary shall be reviewed (and may be adjusted) from time to time by the Board (such annual base salary, as it may be adjusted from time to time, the “Annual Base Salary”).

(b) Bonus.

(i) Subject to the terms and conditions of this Section 2(b)(i), Executive shall receive a one-time special sign-on bonus and one special retention bonus as follows:

(A) Executive will receive a one-time special sign-on bonus payment of $250,000, payable as soon as practicable, and in all events within 30 days, after the Effective Date; and

(B) Provided that Executive remains continuously employed with the Company through April 15, 2014, Executive will receive a special retention bonus payment of $300,000, payable as soon as practicable, and in all events within 30 days, after the first to occur of (I) April 15, 2014 or (II) a Change in Control.

(ii) In addition to the amounts described in subsection (i) above, during the Term, Executive will be eligible to participate in an annual incentive program established by the Board, on terms consistent with other similarly situated senior executives of the Company, provided that any personal performance goals established for the Executive may differ from personal performance goals established for other executives. Executive’s annual incentive compensation under such incentive program (the “Annual Bonus”) shall be targeted at 75% of his Annual Base Salary (the “Target Bonus”) with the opportunity to earn up to 150% of his Annual Base Salary. The Annual Bonus payable under the incentive program shall be based on the achievement of performance goals to be determined by the Board. For fiscal year 2013 the Annual Bonus will not be pro-rated for Executive’s partial year of service and will not be less than the Target Bonus. The payment of any Annual Bonus pursuant to the incentive program shall be subject to Executive’s continued employment with the Company through the date of payment, except as otherwise provided in Section 4(b). Any Annual Bonus shall be paid as soon as reasonably practicable after the end of the year to which such Annual Bonus relates and reasonably promptly following the Company’s assessment of its financial performance for such year.

(c) Equity Compensation. During the Term, Executive will receive an option (the “Option”) to purchase equity securities or equity equivalents of Flash Bermuda Co. Ltd. (the “Parent”), if existent, the terms and conditions of which shall be governed exclusively by a separate agreement that will be entered into between Executive and Parent subsequent to the Effective Date of this Agreement (the “Option Agreement”) and an equity incentive plan that will be adopted by Parent (the “Equity Plan”). It is expected that the Option will provide Executive with the opportunity to purchase approximately 5.2% of the initial equity pool established for Parent’s (including its subsidiaries) service providers. It is expected that 5.2% of the initial equity pool will be equivalent to approximately 600,000 shares of

Parent’s stock. The Option will be subject to the terms and conditions of the Equity Plan and the Option Agreement, including vesting and other terms and conditions that will be established in the Parent’s discretion, and the terms (other than the number of options granted) will be the same as for other similarly situated senior executives of the Company.

(d) Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements of the Company (including medical, dental and 401(k) plans), consistent with the terms thereof and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement.

(e) Vacation. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(f) Expenses. During the Term, the Company shall reimburse Executive for all reasonable business travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company, including normal and reasonable expenses for business travel between Executive’s offices in Philadelphia, PA and Detroit, MI, in all cases in accordance with the Company’s expense reimbursement Policy. In addition, the Company shall reimburse Executive for reasonable temporary rental housing expenses and reasonable expenses for periodic travel to Executive’s residence in the United Kingdom, in each case that are incurred in calendar year 2013, up to an amount as reasonably agreed between Executive and the CEO. Company shall also reimburse Executive for normal and customary relocation expenses from the United Kingdom to the Philadelphia, PA area that are incurred in calendar year 2013, up to an amount as reasonably agreed between Executive and the CEO.

(g) Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company’s sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation by executing any required document, and shall have no interest in any such policy.

3.	Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a) Circumstances.

(i) Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii) Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii) Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv) Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.

(v) Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi) Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.

(b) Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, if submitted by Executive, shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c) Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any expenses owed to Executive pursuant to Section 2(f); and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4, as applicable.

(d) Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company, Parent or any of their affiliates.

4.	Severance Payments.

(a) Termination for Cause, or Termination Upon Death, Disability or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b) Termination without Cause, or Resignation from the Company for Good Reason.

(i) If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing on or before the 21st day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims substantially in the form attached as Exhibit A to this Agreement (the “Release”), and Executive’s continued compliance with Sections 5 and 6, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following:

(A) an amount in cash equal to 1.5 times the Annual Base Salary, payable in the form of salary continuation in regular installments over the 18-month period following the date of Executive’s Separation from Service (the “Severance Period”) in accordance with the Company’s normal payroll practices;

(B) to the extent unpaid as of the Date of Termination, all bonus payments described in Section 2(b)(i), which amounts shall be payable on the First Payment Date (as defined below) (for the avoidance of doubt, no duplicate payments will be made); and

(C) to the extent unpaid as of the Date of Termination, an amount of cash equal to any Annual Bonus earned by Executive for the Company’s fiscal year prior to the fiscal year in which the Date of Termination occurs, as determined by the Board in its discretion based upon actual performance achieved, which Annual Bonus, if any, shall be paid to Executive in the fiscal year in which the Date of Termination occurs when bonuses for such prior fiscal year are paid in the ordinary course to actively employed senior executives of the Company.

(c) Change in Control. Notwithstanding anything to the contrary in Section 4(b), in the event Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, in either case, within 60 days prior to and in connection with a Change in Control, or within one year following the date of a Change in Control, with respect to Section 4(b)(i)(A), the cash amount shall be calculated using 2.0 times the Annual Base Salary (instead of 1.5 times), payable in the form of salary continuation in regular installments over the 24-month period following the date of Executive’s Separation from Service in accordance with the Company’s normal payroll practices, subject to the Release requirement above.

(d) Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 5 through 9 and Section 11 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.	Competition.

Executive acknowledges that Executive has been provided with Confidential Information (as defined below) and, during the Term, the Company from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a) Executive shall not, at any time during the period beginning on the Effective Date and ending on the date 12-months following the Date of Termination, directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any portion of the Business (as defined below) of the Company anywhere in the world. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b) Executive shall not, at any time during the period beginning on the Effective Date and ending on the date 18-months following the Date of Termination, directly or indirectly (i) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company, (ii) contact or solicit, with respect to hiring, or hire any employee of the Company or any person employed by the Company at any time during the 12-month period immediately preceding the Date of Termination, (iii) induce or otherwise counsel, advise or encourage any employee of the Company to leave the employment of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or modify its relationship with the Company.

(c) In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d) As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect parents and subsidiaries and (ii) the term “Business” shall mean the business of the Company and shall include the manufacturing and sale of automotive paints and related products, as such business may be expanded or altered by the Company during the Term.

(e) Executive represents that Executive’s employment by the Company does not and will not breach any agreement with any former employer, including any non-compete agreement or any agreement to keep in confidence or refrain from using information acquired by Executive prior to Executive’s employment by the Company. During Executive’s employment by the Company, Executive agrees that Executive will not violate any non-solicitation agreements that Executive entered into with any former employer or improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will Executive bring onto the premises of the Company or its affiliates or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with that former employer or third party.

(f) Each Party (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the other Party and its affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Nothing in this paragraph shall preclude any Party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a Party’s rights under this Agreement. For purposes of this Agreement, “Disparaging” means remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

6.	Nondisclosure of Proprietary Information.

(a) Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c) and (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including, without limitation, business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching a provision similar to that found under this Section 6(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b) Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes.

(c) Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d) As used in this Section 6 and Section 7, the term “Company” shall include the Company and its direct and indirect parents and subsidiaries.

(e) Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

7.	Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

8.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5, 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5, 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

9.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

10.	Certain Definitions.

(a) Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon:

(i) Executive’s failure to (A) substantially perform his duties with the Company (other than any such failure resulting from Executive’s Disability) or (B) comply with, in any material respect, any of the Company’s Policies;

(ii) the Board’s determination that Executive failed in any material respect to carry out or comply with any lawful and reasonable directive of the Board;

(iii) Executive’s breach of a material provision of this Agreement;

(iv) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(v) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities under this Agreement; or

(vi) Executive’s commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against the Company or any of its affiliates.

(b) Change in Control. “Change in Control” shall mean (i) the sale, in one transaction or series of related transactions (including one or more stock sales, mergers, business combinations, recapitalizations, consolidations, reorganizations, restructurings or similar transactions), of all or substantially all of the consolidated assets of Parent and its subsidiaries to any person (other than Carlyle Partners V Cayman, L.P., any affiliate of Carlyle Partners V Cayman, L.P. or any other private equity investment fund(s) managed by T.C. Group, LLC or any of its affiliates) or (ii) any transaction or series of related transactions resulting in any person (other than Carlyle Partners V Cayman, L.P., any affiliate of Carlyle Partners V Cayman, L.P. or any other private equity investment fund(s) managed by T.C. Group, LLC or any of its affiliates) acquiring at least 50% of the aggregate voting power of all outstanding voting securities of Parent or its successor.

(c) Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), whichever is earlier.

(d) Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a medical examination for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(e) Good Reason. For the sole purpose of determining Executive’s right to severance payments as described above, Executive’s resignation will be for “Good Reason” if Executive resigns within ninety days after any of the following events, unless Executive consents to the applicable event: (i) a decrease in Executive’s annual base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company, (ii) a material decrease in Executive’s authority or areas of responsibility as are commensurate with such Executive’s title or position (other than in connection with a corporate transaction where Executive continues to hold the position referenced in Section 1(c) above with respect to the Company’s business, substantially as such business exists prior to the date of consummation of such corporate transaction, but does not hold such position with respect to the successor corporation), or (iii) the relocation of Executive’s primary office to a location more than 35 miles from the Company’s then current headquarters. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has: (a) provided the Company, within 60 days of Executive’s knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within 30 days after the receipt of such notice.

(f) Person. “Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

11.	Miscellaneous Provisions.

(a) Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Delaware without reference to the principles of conflicts of law of the State of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

(b) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c) Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)	If to the Company, the Chief Financial Officer or the General Counsel at its headquarters,

and copies to:

The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2505

Attention: Gregory S. Ledford

Martin W. Sumner

Facsimile: (202) 347-1818

Latham & Watkins LLP

555 11th St., NW, Suite 1000

Washington, D.C. 20004

Attention: David T. Della Rocca

Facsimile: (202) 637-2201

(ii)	If to Executive, at the last address that the Company has in its personnel records for Executive,

and copies to:

Demorest Law Firm, PLLC

Royal Oak Office

322 W. Lincoln Avenue, Suite 300

Royal Oak, MI 48067

Attention: Mark S. Demorest

Facsimile: (248) 723-5588;

or

(iii)	At any other address as any Party shall have specified by notice in writing to the other Party.

(d) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e) Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g) No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(h) Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(i) Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in Wilmington, Delaware. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) each Party to the arbitration will pay one-half of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorneys fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a Court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA’) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.

(j) Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(k) Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(l) Section 409A.

(i) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii) Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4(b) shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv) Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v) Installments. Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

12.	Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Charles Shaver
	Name:	Charles Shaver
	Title:	President, Chief Executive Officer and Chairman

EXECUTIVE

By:	/s/ Steven R. Markevich
Steven R. Markevich

[Signature Page to Employment Agreement]